EXHIBIT [C]
                                   EXHIBIT C
                                     to the
                             Distributor's Contract


                             FIRSTAR STELLAR FUNDS

                  Firstar Stellar Science & Technology Fund
                                   Y Shares

  The following provisions are hereby incorporated and made part of the Distributor's Contract dated April 1, 1999 between Firstar Stellar Funds and ESI with respect to the Class of Shares set forth above:

1.ESI shall maintain membership in the National Securities Clearing
  Corporation ("NSCC") Fund/Serv System for the purpose of clearing trades in shares of Firstar Stellar Funds, as necessary and as may be agreeable between Firstar Stellar Funds and ESI (provided Firstar Stellar Funds shall be responsible for settling transactions and transmitting and accepting funds for trades cleared through NSCC); and

2.ESI shall assist in the administration of the payments of sales charge concessions and distribution fees to dealers in such manners as may be mutually acceptable to ESI and Firstar Mutual Fund Services, Inc.

  In consideration of the mutual covenants set forth in the Distributor's Contract dated April 1, 1999 between FIRSTAR STELLAR FUNDS and ESI, Firstar Stellar Funds executes and delivers this Exhibit on behalf of the Fund and Class first set forth in this Exhibit.

  Witness the due execution hereof this 1st day of May, 1999.

                              FIRSTAR STELLAR FUNDS


                              By:------------------------
                              Name:----------------------
                              Title:---------------------





                              EDGEWOOD SERVICES, INC.


                              By:------------------------
                              Name:----------------------
                              Title:---------------------